UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2013

Renewable Energy Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35397	26-4785427
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

416 South Bell Avenue

Ames, Iowa 50010

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (515) 239-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On September 6, 2013, the Board of Directors (the “Board”) of Renewable Energy Group, Inc. (the “Company”), amended Article 9 of the Bylaws (“Bylaw Amendment”) of the Company effective on that date. Article 9, which the Board originally adopted effective on January 24, 2012, designated the Delaware Court of Chancery as the sole and exclusive forum (unless the Company consents to an alternative forum) for (i) any derivative litigation brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine. The original by-law was designed to relieve the Company and its stockholders from the increased expense of defending against duplicative litigation brought in multiple courts and also to provide that claims involving Delaware law are decided by Delaware courts.

The Bylaw Amendment is consistent with this purpose and serves to clarify and refine two aspects of Article 9. First, the Bylaw Amendment makes clear that the forum for such litigation includes any state or federal court in the State of Delaware, rather than just the Delaware Court of Chancery, in order to ensure the effectiveness of the bylaw in a case where the Court of Chancery does not have jurisdiction. Second, the Bylaw Amendment makes clear that Article 9 will not apply where the Delaware courts cannot obtain personal jurisdiction over an indispensable party named as a defendant. Stockholders of the Company retain the right to sue outside of Delaware when a case does not involve Delaware law or when jurisdiction cannot be obtained in Delaware.

The complete text of Article 9, as amended, is included in the Amended and Restated Bylaws of the Company filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Renewable Energy Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2013

RENEWABLE ENERGY GROUP, INC.

By:	/s/ Chad Stone
Chad Stone
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Renewable Energy Group, Inc.